Exhibit 99.1

THE GENERATION ESSENTIALS GROUP AND BLACK SPADE ACQUISITION II CO ANNOUNCE APPROVAL OF BUSINESS

COMBINATION BY BLACK SPADE II’S SHAREHOLDERS

•	The Generation Essentials Group and Black Spade Acquisition II Co Expect to Close the Business Combination on June 3, 2025.

•	TGE’s Class A Ordinary Shares and Warrants are Expected to Be Listed on the New York Stock Exchange and NYSE American under Ticker Symbols “TGE” and “TGEWS”, Respectively, Shortly After the Closing of the Business Combination, on a Date to be Announced.

Hong Kong - May 30, 2025 - The Generation Essentials Group (“TGE”) and Black Spade Acquisition II Co (NASDAQ: BSII) (“Black Spade II”) today announced that their previously announced business combination (the “Business Combination”) was approved at an extraordinary general meeting of Black Spade II’s shareholders on May 30, 2025.

Complete official results of the vote will be included in a current report on Form 8-K to be filed by Black Spade II with the U.S. Securities and Exchange Commission.

The Business Combination is expected to close on June 3, 2025. Upon such closing, TGE will remain as the combined company, and its Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange and NYSE American under the ticker symbols “TGE” and “TGEWS”, respectively, shortly thereafter, on a date to be announced.

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About The Generation Essentials Group (formerly known as World Media and Entertainment Universal Inc.)

The Generation Essentials Group, jointly established by AMTD Group, AMTD IDEA Group (NYSE: AMTD; SGX: HKB) and AMTD Digital Inc. (NYSE: HKD), is headquartered in France and focuses on global strategies and developments in multi-media, entertainment, and cultural affairs worldwide as well as hospitality and VIP services. TGE comprises L’Officiel, The Art Newspaper, movie and entertainment projects, collectively a diversified media and entertainment portfolio of businesses, and a global portfolio of premium properties.

About Black Spade Acquisition II Co

Black Spade Acquisition II Co (“Black Spade II”) is a blank check company incorporated for the purpose of effecting a business combination (Special Purpose Acquisition Company or SPAC). Listed on the Nasdaq, Black Spade II was founded by Black Spade Capital, which runs a global portfolio consisting of a wide spectrum of cross-border investments, and consistently seeks to add new investment projects and opportunities to its portfolio. Black Spade II is Black Spade Capital’s second SPAC. Black Spade Capital’s first SPAC completed its business combination with VinFast Auto Ltd., a Vietnamese electric vehicle company, in August 2023. At the time, it was the third largest ever de-SPAC by deal value (based on Dealogic data available through April 2024).

Contact:

Black Spade Acquisition II Co

IR@blackspadeacquisitionii.com